Exhibit (d)(11)

M&T Bank (f/k/a Wilmington Trust Company)

SERIES A CRA PREFERRED

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”), dated as of the date the Holder executes this Agreement as set forth on the signature page hereof, is entered into by and between Centerline Holding Company, a Delaware statutory trust (the “Company”), and M&T Bank, a New York chartered banking corporation in its capacity as a shareholder of the Company (the “Holder”).

Preliminary Statement

As of May 16, 2011, the Holder acquired substantially all of the assets and assumed substantially all of the liabilities of Wilmington Trust Company, including all of Wilmington Trust Company's rights and obligations as a shareholder of the Company.

The Holder is the holder of 267,809 shares of the Company's Series A Convertible Community Reinvestment Act Preferred Shares (the “Existing CRA Preferred Shares”), as set forth on Schedule I hereto. In addition, the Company and the Holder are parties to that certain Option Agreement, dated as of January 1, 2008 (the “Option Agreement”). A copy of the Option Agreement is attached hereto as Exhibit A.

The Holder and the Company now desire to effect the redemption of the Existing CRA Preferred Shares on the terms and conditions set forth herein, including the termination of the Option Agreement. The Holder therefore (i) desires to have all of its Existing CRA Preferred Shares surrendered to the Company and cancelled by the Company in exchange for a payment by the Company of $401,662.95 (the “Redemption”) and the Additional Benefits (as defined herein) and (ii) agrees that upon the occurrence of the Redemption, the Option Agreement (as defined below) will have no further force or effect.

NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement

1.	Redemption of Existing CRA Preferred Shares.

a.	Redemption Mechanics. Subject to the terms and conditions of this Agreement, effective the date hereof (the “Transaction Closing Date”), the Holder hereby irrevocably and unconditionally (i) surrenders all of the Holder's Existing CRA Preferred Shares, including any of the Holder's rights, powers, preferences, limitations, duties and obligations as a holder of Existing CRA Preferred Shares, in exchange for payment on the Transaction Closing Date by the Company of $401,662.95 by wire transfer of immediately available funds pursuant to the wire transfer instructions designated by Holder on Exhibit B hereto and (ii) delivers to the Company for cancellation, pursuant to the Stock Power delivered to the company in the form attached hereto as Exhibit C, the share certificate(s) representing the Holder's Existing CRA Preferred Shares so surrendered for Redemption.

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b.	Cancellation of Option Agreement. Effective as of the Transaction Closing Date as a result of the consummation of the Redemption, the Company and the Holder hereby acknowledge and confirm that the Option Agreement between the Company and the Holder (the “Option Agreement”) is of no further force and effect. In accordance therewith, the Company and the Holder hereby further acknowledge and confirm that, effective as of the Transaction Closing Date, all rights and obligations of the parties under the Option Agreement shall automatically terminate without further liability of any party to the other.

c.	Conditions Precedent. The obligation of the Company to close the transactions contemplated herein shall be subject to the consummation of the following events: (a) M&T and the Company shall have closed a warehousing facility for the Company's mortgage banking transactions, and (b) those other shareholders of the Company with most favored nations status in respect of the redemption of shares of the Company shall have waived such rights.

d.	MFN Rights. The Company hereby agrees to extend to M&T, at its request, benefits and accommodations (the “Additional Benefits”) no less favorable (“MFN”) than those extended to any other former or current holder of the Company's Series A Convertible Community Reinvestment Act Preferred Shares (the “Other Holders”); provided, however, that no Holder shall be entitled to the MFN with respect to Additional Benefits requested by any Other Holder if (i) such Additional Benefits would give such Holder an unfair windfall or advantage because such Holder is combining benefits awarded to different Other Holders (and, if applicable, to such Holder pursuant to this Agreement) in other agreements with respect to the same category of benefits, but in such event the Company will give such Holder the opportunity to elect which benefit it will receive; or (ii) such Additional Benefits were given to the Other Holder to reflect legal requirements to which such Other Holder is subject if such legal requirements are not applicable to such Holder.

2.	Representations and Warranties of the Company and the Holder. Each party hereto hereby represents and warrants to the other party that it has not and will not pay any commission or other remuneration, directly or indirectly, to any broker or other intermediary, in connection with the Redemption.

3.	Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that as of the Transaction Closing Date:

a.	Due Organization; Good Standing. The Company is duly created, validly existing and in good standing as a statutory trust under the laws of the State of Delaware.

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b.	Authority; Enforceability; Corporate and Other Proceedings. The Company has the requisite trust power and authority to execute and deliver this Agreement and to carry out the Redemption and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, the execution and delivery by the Holder) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

c.	Absence of Defaults. The execution, delivery and performance of this Agreement by the Company and the consummation of the Redemption and the other transactions contemplated hereby will not (i) violate any provision of applicable law, (ii) violate any provisions of the Company's Third Amended and Restated Trust Agreement (the “Trust Agreement”) or the Sixth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to the Company or its assets.

d.	No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation of the Redemption and the other transactions contemplated hereby, including the extension of the Additional Benefits, will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Transaction) any material lease or agreement of the Company pursuant to, any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Company.

e.	Consents. The Company is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement, except those that will have been obtained as of the Transaction Closing Date.

4.	Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that as of the Transaction Closing Date:

a.	Due Organization; Good Standing. The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

b.	Authority; Enforceability: Corporate and Other Proceedings. The Holder has the requisite power and authority (i) to execute and deliver this Agreement, and (ii) to carry out the Redemption and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (b) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

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c.	Existing CRA Preferred Shares.

i.	The Holder owns and possesses good and valid title to all of the Holder's Existing CRA Preferred Shares as set forth on Schedule I hereto, free and clear of all liens (statutory or otherwise), mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or other encumbrances or restrictions of whatever nature.

ii.	Other than the Existing CRA Preferred Shares set forth on Schedule I hereto, the Holder does not own or hold any other Existing CRA Preferred Shares or any warrants, option or other contractual rights to obtain any shares of the Company.

d.	Absence of Defaults. The execution, delivery and performance of this Agreement by the Holder and the consummation of the Redemption and the other transactions contemplated hereby will not violate (i) any provision of applicable law, (ii) any provision of the Holder's organizational documents or governing instruments or (iii) any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to the Holder or its assets.

e.	No Conflicts. The execution, delivery and performance of this Agreement by the Holder and the consummation of the Redemption and the other transactions contemplated hereby will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Redemption) any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Holder.

f.	Consents. The Holder is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement.

5.	Miscellaneous.

a.	Confidentiality. Except as permitted below, the Holder represents that it has not disclosed any information regarding discussions relating to this Agreement and has directed its representatives not to disclose any such information. Except as required by law, rule or regulation, the Holder shall not disclose the existence of this Agreement or any of the provisions contained herein without the prior written consent of the Company. Notwithstanding the foregoing, the Holder may disclose this Agreement and information relating thereto to its lenders, outside legal counsel, independent auditors or advisors in connection with their review of this Agreement.

b.	Expenses. Each party to this Agreement shall bear its own respective costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement.

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c.	Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral. The terms of this Agreement shall not be modified or amended except by subsequent written agreement of the parties hereto.

d.	Counterparts; Facsimile; PDF. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

e.	Waiver. No waiver by one of the parties hereto of the other party's breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

f.	Governing Law. The parties hereto agree that this Agreement shall be construed, and the rights and obligations of the parties hereto under the Agreement shall be determined, in accordance with the substantive laws of the State of Delaware applicable to contracts to be performed entirely within the State of Delaware as though this Agreement were to be wholly performed within the State of Delaware and as though all persons or entities who are parties hereto were domiciliaries of the State of Delaware.

g.	Consent to Jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the federal and state courts of New York located in New York County, New York, in connection with any action arising out of or relating to this Agreement and any of the agreements, instruments and other documents entered into in connection herewith and the parties hereto hereby irrevocably agree that all claims in respect of any such suit, action or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

h.	Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

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i.	Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision of this Agreement is held to be unlawful, invalid or unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect and shall be binding upon the Parties.

j.	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

k.	No Third Party Beneficiaries. This Agreement is not intended and shall not be construed to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

l.	Further Assurances. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under any United States federal, state or local statute, law, ordinance, regulation, rule, code order or other requirement or rule of law, and execute and deliver such documents and other instruments, as may be required to carry out the provisions of this Agreement and effect the transactions contemplated by this Agreement.

m.	Headings; References: Interpretation. The headings contained in this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections, schedules and exhibits to this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders. To the fullest extent permitted by law, this Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting or causing this instrument to be drafted.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

CENTERLINE HOLDING COMPANY

By:	/s/ Robert L. Levy
Name:	Robert L. Levy
Title:	Managing Trustee

M&TBank

By:	/s/ Darlene Spychala
Name:	Darlene Spychala
Title:	Administrative Vice President

Dated: November 7, 2011

[Signature Page to Redemption Agreement]

Schedule I

			Number of Existing CRA
	Classes of Existing CRA		Preferred Shares To Be
Name of Holder	Preferred Shares		Redeemed by the Holder
M&T Bank (successor in interest to Wilmington Trust Company)	1.	4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1	0
	2.	Community Reinvestment Act Preferred Shares	0
	3.	Series A Convertible Community Reinvestment Act Preferred Shares	267,809

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Exhibit A

Option Agreement

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OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is entered into as of January 1, 2008, by and between WILMINGTON TRUST COMPANY, a Delaware bank (the “Shareholder”), and CENTERLINE HOLDING COMPANY, a Delaware statutory trust (the “Company”).

WITNESSETH:

WHEREAS, the Shareholder owns 267,809 shares of the Company’s Series A Convertible Community Reinvestment Act Preferred Shares (the “Shares”); and

WHEREAS, the Shareholder and the Company desire to grant each other an option to purchase or sell, as applicable, the Shares; and

WHEREAS, the Board of Trustees of the Company has duly authorized and approved the execution, delivery and performance of this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1.          Call Option

1.1           Grant of Call Option. The Shareholder does hereby grant to the Company a non-exclusive option to purchase from time to time all or a portion of the Shares (the “Call Option”), which Call Option shall become effective on the date hereof. The Call Option shall remain in effect until the earlier of (i) the exercise of the Call Option with respect to all of the Shares by the Company, or (ii) the exercise of the Put Option (as defined herein) with respect to all of the Shares by the Shareholder (the “Call Option Period”).

1.2           Exercise of Call Option. In order for the Company to exercise the Call Option, the Company must give written notice of such exercise to the Shareholder stating the number of Shares for which the Call Option is being exercised (a “Call Option Notice”) at the address or facsimile number set forth in Section 5.2 (i) in person, (ii) by national overnight courier with record of successful delivery retained (e.g., FedEx), or (iii) by facsimile with record of successful transmission retained. Any such notice given (a) pursuant to (i) or (iii) above shall be deemed to have been given on the date actually delivered, or (b) pursuant to (ii) above, shall be deemed to have been given one business day after being sent by such overnight courier (the date such notice is delivered or deemed delivered, a “Call Option Exercise Date”).

1.3           Call Option Price. The purchase price to be paid by the Company to the Shareholder with respect to the Shares subject to a Call Option Notice shall be an amount in cash equal to the sum of (collectively, the “Call Option Price”):

(a)          $18.67 per Share, as adjusted to reflect any increases or decreases in the Company’s common shares of beneficial interest (“Common Shares”) for any share split, reclassification or similar event; plus

(b)          an amount equal to the following: (i) any declared but unpaid distributions if the Call Option Closing Date (as defined herein) is after the record date for such distributions for the quarter in which the Call Option Closing Date occurs but prior to the payment date for such distribution plus (ii) if the Call Option Closing Date is prior to the record date for such distributions for the quarter in which the Call Option Closing Date occurs, an amount equal to the distribution declared by the Company for the quarter prior to the quarter in which the Call Option Closing Date occurs prorated from (x) the first day of the calendar quarter in which the Call Option Closing (as defined herein) occurs through (y) the Call Option Closing Date.

1.4           Call Option Closing Payment. The Call Option Price payable to the Shareholder at a Call Option Closing shall be delivered by the Company to the Shareholder in cash by wire transfer of immediately available funds to an account set forth on written wire transfer instructions provided by the Shareholder to the Company prior to a Call Option Closing.

1.5           Call Option Closing. Notwithstanding anything to the contrary contained herein, the closing for the purchase and sale of the Shares subject to a Call Option Notice (each herein referred to as a “Call Option Closing”) shall occur within five business days following the related Call Option Exercise Date (each herein referred to as a “Call Option Closing Date”). At a Call Option Closing, the Company shall deliver the Call Option Price to the Shareholder and the Shareholder shall deliver to the Company the certificate or certificates representing the Shares subject to the Call Option Notice. The Company and the Shareholder shall also execute and deliver to each other the Share Purchase Agreement in the form of Exhibit A and such other documents as the Company shall reasonably determine may be necessary or appropriate to complete the closing of the sale and conveyance of the Shares subject to the Call Option Notice.

2.          Put Option.

2.1           Grant of Put Option. In the event the Company has not exercised the Call Option with respect to all of the Shares on or before January 1, 2012, the Shareholder shall have the option to sell to the Company from time to time all or a portion of the Shares not already purchased by the Company (the “Put Option”).

2.2           Exercise of Put Option. In the event the Shareholder exercises the Put Option, the Shareholder must give written notice of such exercise to the Company stating the number of Shares for which such Put Option is being exercised (a “Put Option Notice”) at the address or facsimile number set forth in Section 5.2 (i) in person, (ii) by national overnight courier with record of successful delivery retained (e.g., FedEx), or (iii) by facsimile with record of successful transmission retained. Any such notice given (a) pursuant to (i) or (iii) above shall be deemed to have been given on the date actually delivered, or (b) pursuant to (ii) above, shall be deemed to have been given one business day after being sent by such overnight courier (the date such notice is delivered or deemed delivered, a “Put Option Exercise Date”).

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2.3           Put Option Price. The purchase price to be paid by the Company to the Shareholder for the Shares subject to a Put Option Notice shall be an amount in cash equal to the sum of (collectively, the “Put Option Price”):

(a)          $18.67 per Share, as adjusted to reflect any increases or decreases in the Common Shares for any share split, reclassification or similar event; plus

(b)          an amount equal to the following: (i) any declared but unpaid distributions if the Put Option Closing Date (as defined herein) is after the record date for such distributions for the quarter in which the Put Option Closing Date occurs but prior to the payment date for such distribution plus (ii) if the Put Option Closing Date is prior to the record date for such distributions for the quarter in which the Put Option Closing Date occurs, an amount equal to the distribution declared by the Company for the quarter prior to the quarter in which the Put Option Closing Date occurs prorated from (x) the first day of the calendar quarter in which the Put Option Closing (as defined herein) occurs through (y) the Put Option Closing Date.

2.4           Put Option Closing Payment. The Put Option Price payable to the Shareholder at a Put Option Closing shall be delivered by the Company to the Shareholder in cash by wire transfer of immediately available funds to an account set forth on written wire transfer instructions provided to the Company by the Shareholder prior to a Put Option Closing.

2.5           Put Option Closing. Notwithstanding anything to the contrary contained herein, the closing for the purchase and sale of the Shares subject to the Put Option Notice (each herein referred to as a “Put Option Closing”) shall occur within five business days following the related Put Option Exercise Date (each herein referred to as a “Put Option Closing Date”). At a Put Option Closing, the Company shall deliver the Put Option Price to the Shareholder and the Shareholder shall deliver to the Company the certificate or certificates representing the Shares subject to the Put Option Notice. The Company and the Shareholder shall also execute and deliver to each other the Share Purchase Agreement in the form of Exhibit A and such other documents as the Company shall reasonably determine may be necessary or appropriate to complete the closing of the sale and conveyance of the Shares subject to the Put Option Notice.

3.          Sale or Disposition of the Shares; Conversion of the Shares. The Shareholder shall retain the right to convert the Shares in whole or in part into Common Shares pursuant to Section 6 of the Company’s Certificate of Designation relating to the Shares and thereafter the Shareholder shall have the right to sell, assign, transfer or dispose of the related Common Shares. Notwithstanding the foregoing, if the Company exercises the Call Option prior to the conversion of all the Shares by the Shareholder, the Shareholder shall not be entitled to convert any of the Shares subject to the related Call Option Notice, unless the Company consents to such conversion.

4.          Representations and Warranties.

4.1           Representation and Warranties of the Parties. Each of the Company and the Shareholder represents and warrants as of the date hereof that:

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(a)          Such party is duly organized, existing and in good standing under the laws of the state of its organization, with the requisite authority and power to carry on its business as currently conducted;

(b)          Such party has duly and validly executed and delivered this Agreement and has the trust, corporate or other power and authority and the legal right to effect the transactions contemplated hereby;

(c)          The execution of this Agreement and performance thereunder by such party will not result in any breach or violation of or conflict with (i) any provision of its trust indenture, certificate of incorporation or other organizational document, (ii) any of the terms or conditions of any agreement or other instrument by which any such party is bound or affected or by which its assets are affected, (iii) any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to it, or any of its respective properties or assets or (iv) result in the creation or imposition of any lien or encumbrance on any of its assets; and

(d)          This Agreement constitutes the legal, valid, binding and enforceable obligation of such party, enforceable against it in accordance with its terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions).

4.2           Representation and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof and as of each Call Option Closing Date or Put Option Closing Date, as applicable, as follows:

(a)          Neither the Shareholder nor any person acting on its behalf has engaged in any form of general solicitation or advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act in connection with the offer and sale of the Shares; and

(b)          The Shareholder is the sole beneficial owner of the Shares and the Shareholder has not assigned, sold, participated out, cancelled, transferred or subjected to any lien, charge or encumbrance in any manner, all or any portion of such Shares.

5.          Miscellaneous.

5.1           Survival. All representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement.

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5.2           Notices. Except as specified in Sections 1.2 and 2.2, all notices, certificates or other communications hereunder shall be deemed sufficiently given and shall be deemed given when (a) delivered by hand delivery or (b) when received by the addressee at the addresses as follows:

If to Company at:

Centerline Holding Company

625 Madison Avenue

New York, NY 10022

Attention: Matthew Stern

Facsimile: 212-593-5769

with a copy by facsimile to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attention: Mark Schonberger

Facsimile: 212-230-7747

If to the Shareholder at:

Wilmington Trust Company

1100 North Market

Wilmington, DE 19890

Attention: John Sitek

The parties hereto may by notice given hereunder, designate from time to time any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

5.3           Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, successors and assigns.

5.4           Amendment, Execution in Counterparts. This Agreement may not be amended, changed, modified, altered or terminated except by instrument in writing signed by the parties to be charged. This Agreement may be executed in several counterparts, either in person or via facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.5           Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law rules thereof.

5.6           Severability. In the event any provision of this Agreement or any instrument delivered in connection herewith shall be held invalid or unenforceable by any arbitral body or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

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5.7           Headings, Exhibits and Interpretation. The section headings in this Agreement are for convenience only, and they form no part of this Agreement and shall not affect its interpretation. References herein to sections shall mean sections of this Agreement, unless the context otherwise requires. All exhibits attached hereto are hereby incorporated by reference and made a part of this Agreement. The words “include” and “including” shall mean “including without limitation.”

5.8           Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in New York, New York in accordance with the then existing rules of The American Arbitration Association and any decision rendered by The American Arbitration Association shall be binding upon the parties hereto. Any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction thereof. The party losing the proceeding shall reimburse the party who prevailed for all expenses of the arbitration and all expenses the prevailing party paid pursuant to the preceding sentence including attorneys’ fees. A party will be deemed to be a prevailing party in this proceeding if the party is awarded actual relief on the merits of the party’s claims, even if that relief is nominal, and the legal relationship between the parties is materially altered (for example, one party must pay the other party damages). In the event both parties are prevailing parties (in the case of multiple claims, for example), the “prevailing party” for purposes of this Section 5.8 shall be the party awarded the greater relief in the aggregate.

5.9           Entire Agreement. This Agreement (together with the attached exhibit) contains the entire agreement between the parties with respect to the subject matter hereof and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby.

5.10         Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided, however, that the Company or the Shareholder may assign this Agreement to their respective affiliates upon written notice to the other party. No assignment by the Company or the Shareholder will relieve the Company or the Shareholder, as applicable, from their respective obligations under this Agreement. Any attempted assignment in violation of the foregoing shall be null and void. For the avoidance of doubt, the Shareholder may transfer the Shares subject to the terms of this Agreement, but such transfer shall not be effective until the proposed transferee confirms in writing that it is bound by the terms of this Agreement.

5.11         Further Assurances. From and after the date hereof, each party to this Agreement shall perform any further acts and execute and deliver any further documents or instruments as may be reasonably necessary to assure and confirm the rights hereby created, cancelled or intended now or hereafter to be so, or to carry out the intention or facilitate the performance of this Agreement.

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5.12         Costs and Expenses. Each party to this Agreement shall bear its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names by their duly authorized trustee or officer as of the date first written above.

CENTERLINE HOLDING COMPANY

By:	/s/ Marc D. Schnitzer
Name:	Marc D. Schnitzer
Title:	President & CEO

WILMINGTON TRUST COMPANY

By:	/s/ John A. Sitek
Name:	John A. Sitek
Title:	Vice President

Exhibit A

Form of Share Purchase Agreement

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of _________, 200_ between WILMINGTON TRUST COMPANY, a Delaware bank (the “Seller”), and CENTERLINE HOLDING COMPANY, a Delaware statutory trust (the “Company”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Option Agreement (defined herein).

WITNESSETH:

WHEREAS, the Seller owns ________ shares of the Company’s Series A Convertible Community Reinvestment Act Preferred Shares (the “Shares”); and

WHEREAS, the Company and the Seller have entered into that certain Option Agreement dated as of January 1, 2008 (the “Option Agreement”) and pursuant to the Option Agreement, [the Company has executed the Call Option] [the Seller has exercised the Put Option] and the Company and the Seller desire to purchase or sell, as applicable, ________ of the Shares.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

ARTICLE I

Terms of Purchase and Closing

Section 1.          Purchase and Sale. At the Closing (as defined herein), subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, assign, transfer, convey and deliver to the Company, and the Company hereby agrees to purchase from the Seller, all of the Seller’s rights, title and interest in and to the Shares, free and clear of any charge, lien or encumbrance, at the purchase price of:

a.           $18.67 per Share owned by the Seller, as adjusted to reflect any increases or decreases in the Common Shares for any share split, reclassification or similar event; plus

b.           an amount equal to the following: (i) any declared but unpaid distributions if the Call Option Closing Date is after the record date for such distributions for the quarter in which the Call Option Closing Date occurs but prior to the payment date for such distribution plus (ii) if the Call Option Closing Date is prior to the record date for such distributions for the quarter in which the Call Option Closing Date occurs, an amount equal to the distribution declared by the Company for the quarter prior to the quarter in which the Call Option Closing Date occurs prorated from (x) the first day of the calendar quarter in which the Call Option Closing occurs through (y) the Call Option Closing Date (collectively, the “Purchase Price”).

Section 2.          Closing Payment. The Purchase Price payable to the Seller shall be delivered at the Closing to the Seller in cash by wire transfer of immediately available funds to an account set forth on written wire transfer instructions provided to the Company by the Seller at least one business day prior to the Closing.

Section 3.          Closing. The closing for the purchase and sale of the Shares being purchased (the “Closing”) shall take place on the date hereof, or at such later date and time as the parties hereto shall agree (the “Closing Date”). At the Closing, the Company shall deliver the Purchase Price to the Seller and the Seller shall deliver to the Company the share certificate or certificates representing the Shares being purchased, duly endorsed in blank or accompanied by a share power duly endorsed in blank and in proper form for transfer. The purchase and sale of the Shares sold by the Seller shall be irrevocable and complete upon the receipt by the Seller of the Purchase Price, and the Seller’s delivery of such share certificate or certificates so endorsed or accompanied by such a share power.

ARTICLE II

Representations and Warranties

Section 1.          Representations of the Parties. Each of the parties represents and warrants as of the date hereof and as of the Closing Date that:

a.           Such party is duly organized, validly existing and in good standing under the laws of the state of its organization, with the requisite authority and power to carry on its business as currently conducted;

b.           Such party has duly and validly executed and delivered this Agreement and has the trust, corporate or other power and authority, as applicable, and the legal right to effect the transactions contemplated hereby;

c.           The execution of this Agreement and performance thereunder by such party has been duly authorized by all necessary trust or corporate action, as applicable, and will not result in any breach or violation of or conflict with (i) any provision of its trust indenture, certificate of incorporation, trust agreement, by-laws or other organizational document, (ii) any of the terms or conditions of any agreement or other instrument by which any such party is bound or affected or by which its assets are affected, (iii) any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to it, or any of its respective properties or assets or (iv) result in the creation or imposition of any lien, charge or encumbrance on any of its assets; and

d.           This Agreement constitutes the legal, valid, binding and enforceable obligation of such party, enforceable against it in accordance with its terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions).

Section 2.          Representations and Warranties of the Seller. The Seller represents and warrants to the Company as of the date hereof and as of the Closing Date that

a.           The Seller is the sole beneficial owner of the Shares being sold pursuant to this Agreement and it holds such Shares free and clear of any lien, charge or encumbrance (other than the Option Agreement) and has not assigned, sold, participated out, cancelled or transferred all or any portion of its interest in such Shares; and

b.           Neither the Seller nor any person acting on its behalf has engaged in any form of general solicitation or advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act of 1933, as amended, in connection with the offer and sale of the Shares being sold by it pursuant to this Agreement.

Section 3.          Reliance. Each party to this Agreement has relied on the accuracy of the written representations and warranties made hereby by the other party to this Agreement.

ARTICLE III

Miscellaneous

Section 1.          Survival. All representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement.

Section 2.          Notices. All notices, certificates or other communications hereunder shall be deemed sufficiently given and shall be deemed given when (a) delivered by hand delivery or (b) when received by addressee at the addresses as follows:

If to Company at:

Centerline Holding Company

625 Madison Avenue

New York, NY 10022

Attention: Matthew Stern

Facsimile: 212-593-5769

with a copy by facsimile to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attention: Mark Schonberger

Facsimile: 212-230-7747

If to the Seller at:

Wilmington Trust Company

1100 North Market

Wilmington, DE 19890

Attention: John Sitek

The parties hereto may by notice given hereunder, designate from time to time any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 3.          Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, successors and assigns.

Section 4.          Amendment, Execution in Counterparts. This Agreement may not be amended, changed, modified, altered or terminated except by instrument in writing signed by the parties to be charged. This Agreement may be executed in several counterparts, either in person or via facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 5.          Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law rules thereof.

Section 6.          Severability. In the event any provision of this Agreement or any instrument delivered in connection herewith shall be held invalid or unenforceable by any arbitral body or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

Section 7.          Headings, Exhibits and Interpretation. The section headings in this Agreement are for convenience only, and they form no part of this Agreement and shall not affect its interpretation. All exhibits attached hereto are hereby incorporated by reference and made a part of this Agreement. The words “include” and “including” shall mean “including without limitation.”

Section 8.          Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in New York, New York in accordance with the then existing rules of The American Arbitration Association and any decision rendered by The American Arbitration Association shall be binding upon the parties hereto. Any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction thereof. The party losing the proceeding shall reimburse the party who prevailed for all expenses of the arbitration and all expenses the prevailing party paid pursuant to the preceding sentence including attorneys’ fees. A party will be deemed to be a prevailing party in this proceeding if the party is awarded actual relief on the merits of the party’s claims, even if that relief is nominal, and the legal relationship between the parties is materially altered (for example, one party must pay the other party damages). In the event both parties are prevailing parties (in the case of multiple claims, for example), the “prevailing party” for purposes of this Section III.8 shall be the party awarded the greater relief in the aggregate.

Section 9. Entire Agreement. This Agreement and accompanying documents contain the entire agreement between the parties with respect to the subject matter hereof and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby.

Section 10. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided, however, that the Company or the Seller may assign this Agreement to their respective affiliates upon written notice to the other party. No assignment by the Company or the Seller to their affiliates will relieve the Company or the Seller, as applicable, from their obligations under this Agreement. Any attempted assignment in violation of the foregoing shall be null and void.

Section 11. Further Assurances. From and after the date hereof, each party to this Agreement shall perform any further acts and execute and deliver any further documents or instruments as may be reasonably necessary to assure and confirm the rights hereby created, cancelled or intended now or hereafter to be so, or to carry out the intention or facilitate the performance of this Agreement.

Section 12. Costs and Expenses. Each party to this Agreement shall bear its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective names by their duly authorized trustee or officer as of the date first written above.

CENTERLINE HOLDING COMPANY

By:
Name:
Title:

WILMINGTON TRUST COMPANY

By:
Name:
Title:

Exhibit B

Wire Transfer Instructions

M&T's wire transfer instructions are as follows:

ABA:

ACCT:

ATTN:

Exhibit C

Stock Power

STOCK TRANSFER POWER

FOR VALUE RECEIVED, the undersigned, does hereby sell, assign and transfer unto Centerline Holding Company 267,809 Series A Convertible Community Reinvestment Act Preferred Shares of Centerline Holding Company, a Delaware statutory trust (the “Company”), and does hereby irrevocably constitute and appoint Francesco A. De Vito of Rackemann, Sawyer & Brewster as attorney to transfer the shares on the books of the Company with full power of substitution in the premises.

Dated:	November 7, 2011	M&TBank

		By:	/s/ Darlene Spychala
Name: Darlene Spychala
Title: Administrative Vice President

CUSIP	Certificate Number
15188T 306	41

CENTERLINE HOLDING COMPANY

A DELAWARE STATUTORY TRUST

[LOGO]

This Certifies that Pramlock & CO. is the owner of 267,809 Shares of CENTERLINE HOLDING COMPANY (the “Statutory Trust”) SERIES A CONVERTIBLE COMMUNITY REINVESTMENT ACT PREFERRED SHARES (“Series A Convertible CRA Shares”) fully paid and non-assessable, transferable only on the books of the Statutory Trust in person or by Attorney, upon surrender of this Certificate properly endorsed. The Series A Convertible CRA Shares are convertible into the Statutory Trust's Common Shares on a one-to-one basis (as adjusted pursuant to the Statutory Trust's certificate of designation for the Series A Convertible CRA Shares, as amended from time to time).

IN WITNESS WHEREOF, the said Statutory Trust has caused this Certificate to be signed by its duly authorized Managing Trustee this 12th day of September, A.D., 2007.

/s/ Marc D. Schnitzer

THE SERIES A CONVERTIBLE COMMUNITY REINVESTMENT ACT PREFERRED SHARES REPRESENTED HEREBY WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN WHOLE SHARES. OTHER TRANSFER RESTRICTIONS, INCLUDING MINIMUM TRANSFER AMOUNTS, ARE SET FORTH IN THE CERTIFICATE OF DESIGNATION.

Centerline Holding Company will furnish to any Series A Convertible Community Reinvestment Act Preferred Shareholder upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Series A Convertible Community Reinvestment Act Preferred Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, and other qualifications and terms and conditions of redemption of such Series A Convertible Community Reinvestment Act Preferred Shares and the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of Series A Convertible Community Reinvestment Act Preferred Shares.